Exhibit 99.1

FOR IMMEDIATE RELEASE

Halozyme Therapeutics, Inc. Announces Proposed Offering of $400 Million

of Convertible Senior Notes due 2024

SAN DIEGO, CA (November 12, 2019) — Halozyme Therapeutics, Inc. (NASDAQ: HALO) (the “Company”), a biotechnology company focused on novel biological and drug delivery approaches, today announced that it intends to offer, subject to market conditions and other factors, $400 million aggregate principal amount of convertible senior notes due 2024 (the “Convertible Notes”). The Convertible Notes are to be offered and sold to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company also expects to grant a 30-day option to the initial purchasers to purchase up to an additional $60 million aggregate principal amount of Convertible Notes.

The Convertible Notes will be senior, unsecured obligations of the Company and will accrue interest payable semiannually in arrears. The Convertible Notes will mature on December 1, 2024, unless earlier redeemed, repurchased or converted in accordance with their terms. Prior to June 1, 2024, the Convertible Notes will be convertible only upon the satisfaction of certain conditions and during certain periods, and on and after June 1, 2024, at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date, the Convertible Notes will be convertible regardless of these conditions. The Convertible Notes will be convertible into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election. The initial conversion rate, interest rate and other terms of the Convertible Notes will be determined at the time of pricing in negotiations with the initial purchasers of the Convertible Notes.

The Company plans to use up to $200 million of the net proceeds from the offering to repurchase shares of the Company’s common stock concurrently with, or shortly after, the pricing of the offering in privately negotiated transactions or otherwise, which may be effected through one or more of the initial purchasers or an affiliate thereof. Such repurchases could increase (or reduce the size of any decrease in) the market price of our common stock prior to, concurrently with or shortly after the pricing of the notes, and could result in a higher effective conversion price for the notes.

The Company intends to use the remainder of the net proceeds from the offering for general corporate purposes, including share repurchases subsequent to the offering, working capital and retirement of existing debt obligations under the Company’s loan agreement with Oxford Finance and Silicon Valley Bank. If the initial purchasers exercise their option to purchase additional notes, the Company intends to use net proceeds from the sale of additional notes for general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of the Company’s common stock issuable upon conversion of the Convertible Notes, if any, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offer of these securities will be made only by means of a private offering memorandum.

The offer and sale of the Convertible Notes and the shares of the Company’s common stock issuable upon conversion of the Convertible Notes, if any, have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the planned offering. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events and are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, the Company is under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. With respect to the planned offering, such uncertainties and circumstances include whether the Company will offer the notes or consummate the offering; and the anticipated terms of the notes and the use of the net proceeds from the offering. Various factors could also adversely affect the Company’s operations, business or financial results in the future and cause the Company’s actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, each of which is filed with the Securities and Exchange Commission.

About Halozyme Therapeutics, Inc.

Halozyme Therapeutics is a biotechnology company focused on novel biological and drug delivery approaches. Halozyme’s proprietary enzyme rHuPH20 is used to facilitate the delivery of injected drugs and fluids and potentially reduce the treatment burden of other drugs to patients. Halozyme has licensed its rHuPH20 technology, called ENHANZE®, to leading pharmaceutical and biotechnology companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb, Alexion and argenx. Halozyme derives revenues from these collaborations in the form of milestones and royalties as the Company’s partners make progress developing and commercializing their products being developed with ENHANZE®. Halozyme is headquartered in San Diego.